Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2016 SECOND QUARTER FINANCIAL RESULTS

Clarksville, Indiana—April 27, 2016. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), today reported net income and net income available to common shareholders of $1.6 million, or $0.70 per diluted share, for the quarter ended March 31, 2016 compared to net income and net income available to common shareholders of $1.5 million, or $0.66 per diluted share, for the quarter ended March 31, 2015.

Net interest income after provision for loan losses increased $234,000 for the quarter ended March 31, 2016 as compared to the same period in 2015. Interest income increased $223,000 when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $28.1 million, from $660.0 million for 2015 to $688.1 million for 2016, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets, from 4.36% for 2015 to 4.31% for 2016. Interest expense increased $76,000 when comparing the two periods due to an increase in the average cost of interest-bearing liabilities, from 0.67% for 2015 to 0.71% for 2016, and an increase in the average balance of interest-bearing liabilities of $13.2 million, from $568.9 million for 2015 to $582.1 million for 2016. The provision for loan losses decreased $87,000, from $212,000 for 2015 to $125,000 for 2016. Nonperforming loans, which consist of nonaccrual loans and loans over 90 days past due and still accruing interest, decreased $188,000, from $4.4 million at September 30, 2015 to $4.2 million at March 31, 2016. The Company recognized net charge-offs of $18,000 for the quarter ended March 31, 2016 as compared to net charge-offs of $148,000 for the same period in 2015.

Noninterest income increased $184,000 for the quarter ended March 31, 2016 as compared to the same period in 2015. The increase was due primarily to increases in net gain on trading account securities and net gain on sale of loans of $162,000 and $48,000, respectively. The increase in net gain on sale of loans is due primarily to residential mortgage loans sold in the secondary market.

Noninterest expense increased $356,000 for the quarter ended March 31, 2016 as compared to the same period in 2015. The increase was due primarily to increases in compensation and benefits and professional fees of $168,000 and $118,000, respectively. The increase in compensation and benefits expense is due primarily to increased staffing as a result of the Company’s enhanced focus on its Small Business Administration (“SBA”) lending activities, and normal salary, wage and benefits increases. The increase in professional fees is due primarily to increased incentive fees for the managed trading account securities portfolio.

The Company recognized income tax expense of $389,000 for the quarter ended March 31, 2016, for an effective tax rate of 19.2%, as compared to income tax expense of $435,000, for an effective tax rate of 22.2%, for the same period in 2015.

Results of Operations for the Six Months Ended March 31, 2016 and 2015

The Company reported net income of $2.9 million and net income available to common shareholders of $2.8 million, or $1.22 per diluted share, for the six-month period ended March 31, 2016 compared to net income of $2.7 million and net income available to common shareholders of $2.6 million, or $1.18 per diluted share, for the six-month period ended March 31, 2015.

Net interest income after provision for loan losses increased $521,000 for the six months ended March 31, 2016 as compared to the same period in 2015. Interest income increased $340,000 when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $24.6 million, from $656.9 million for 2015 to $681.5 million for 2016, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets from 4.41% for 2015 to 4.37% for 2016. Interest expense increased $113,000 when comparing the two periods due to an increase in the average cost of interest-bearing liabilities, from 0.66% for 2015 to 0.70% for 2016, and an increase in the average balance of interest-bearing liabilities of $6.3 million, from $567.4 million for 2015 to $573.7 million for 2016. The provision for loan losses decreased $294,000, from $419,000 for 2015 to $125,000 for 2016. The Company recognized net recoveries of $2,000 for the six months ended March 31, 2016 compared to net charge-offs of $155,000 for the same period in 2015.

Noninterest income increased $517,000 for the six months ended March 31, 2016 as compared to the same period in 2015. The increase was due primarily to increases in net gain on trading account securities and net gain on sales of loans of $268,000 and $193,000, respectively. The increase in net gain on sales of loans is due to residential mortgage loans sold in the secondary market and the sale of loans guaranteed by the SBA.

Noninterest expense increased $874,000 for the six months ended March 31, 2016 as compared to the same period in 2015. The increase was due primarily to increases in compensation and benefits, occupancy and equipment, and professional fees expense of $730,000, $117,000 and $96,000, respectively, which more than offset a decrease in other operating expense of $137,000. The increase in compensation and benefits expense is due primarily to increased staffing as a result of the Company’s enhanced focus on its SBA lending activities, and normal salary, wage and benefits increases. The increase in occupancy and equipment is due to the increased equipment, software and lease expense as a result of the Company’s enhanced focus on its SBA lending activities. The decrease in other operating expenses was due primarily to decreases in supervisory assessments for the Bank and provisions for insurance claims for the Company’s captive insurance subsidiary.

The Company recognized income tax expense of $856,000 for the six months ended March 31, 2016, for an effective tax rate of 22.9%, compared to income tax expense of $843,000, for an effective tax rate of 23.6%, for the same period in 2015.

Comparison of Financial Condition at March 31, 2016 and September 30, 2015

Total assets increased $15.2 million, from $749.9 million at September 30, 2015 to $765.1 million at March 31, 2016. Net loans increased $21.4 million due primarily to continued growth in the Bank’s commercial real estate loan portfolio. Total deposits increased $34.1 million due primarily to increases in time deposits, interest-bearing demand deposit accounts and savings accounts of $12.3 million, $8.6 million and $7.9 million, respectively. The increase in time deposits is due primarily to a $17.7 million increase in brokered certificates of deposit. Borrowings from the Federal Home Loan Bank decreased $4.9 million from September 30, 2015 to March 31, 2016.

Stockholders’ equity decreased $13.2 million, from $94.4 million at September 30, 2015 to $81.2 million at March 31, 2016. The decrease is due to the redemption of $17.1 million of preferred stock, which was originally issued pursuant to the Small Business Lending Fund (“SBLF”) program of the United States Department of the Treasury. At March 31, 2016, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
OPERATING DATA:	2016	2015	2016	2015
(In thousands, except share and per share data)

Total interest income	$7,147	$6,924	$14,273	$13,933
Total interest expense	1,028	952	1,996	1,883

Net interest income	6,119	5,972	12,277	12,050
Provision for loan losses	125	212	125	419

Net interest income after provision for loan losses	5,994	5,760	12,152	11,631

Total noninterest income	1,262	1,078	2,706	2,189
Total noninterest expense	5,232	4,876	11,124	10,250

Income before income taxes	2,024	1,962	3,734	3,570
Income tax expense	389	435	856	843

Net Income	$1,635	$1,527	$2,878	$2,727

Less: Preferred stock dividends declared	(19)	(43)	(62)	(86)

Net Income available to common shareholders	$1,616	$1,484	$2,816	$2,641

Net Income per share, basic	$0.73	$0.69	$1.28	$1.24
Weighted average common shares outstanding, basic	2,204,787	2,138,931	2,195,727	2,125,369

Net Income per share, diluted	$0.70	$0.66	$1.22	$1.18
Weighted average common shares outstanding, diluted	2,303,946	2,245,371	2,300,695	2,231,574

Performance ratios (annualized):
Return on average assets	0.87%	0.84%	0.77%	0.75%
Return on average equity	7.43%	6.76%	6.27%	6.09%
Return on average common stockholders' equity	8.15%	8.33%	7.26%	7.53%
Interest rate spread	3.60%	3.69%	3.67%	3.75%
Net interest margin	3.72%	3.79%	3.78%	3.83%
Efficiency ratio	70.88%	69.16%	74.24%	71.99%

	March 31,	September 30,	Increase
FINANCIAL CONDITION DATA:	2016	2015	(Decrease)
(Dollars in thousands, except per share data)

Total assets	$765,119	$749,946	$15,173
Cash and cash equivalents	23,952	24,994	(1,042)
Investment securities	190,020	191,992	(1,972)
Gross loans	485,269	463,736	21,533
Allowance for loan losses	6,751	6,624	127
Earning assets	698,681	680,837	17,844
Goodwill	7,936	7,936	-
Core deposit intangibles	1,209	1,381	(172)
Deposits	567,422	533,297	34,125
FHLB borrowings	100,000	104,867	(4,867)
Total liabilities	683,874	655,589	28,285
Stockholders' equity	81,245	94,357	(13,112)

Book value per common share	36.85	35.37	1.48
Tangible book value per common share (1)	32.70	31.11	1.60

Non-performing assets:
Nonaccrual loans	3,898	4,153	(255)
Accruing loans past due 90 days	319	252	67
Troubled debt restructurings classified as performing loans	7,908	8,090	(182)
Foreclosed real estate	594	618	(24)
Other nonperforming assets	-	-	-

Asset quality ratios:
Allowance for loan losses as a percent of
total gross loans	1.35%	1.37%	-0.02%
Allowance for loan losses as a percent of
nonperforming loans	160.09%	150.37%	9.72%
Nonperforming loans as a percent of total gross loans	0.84%	0.91%	-0.07%
Nonperforming assets as a percent of total assets	1.66%	1.75%	-0.09%

(1)	Tangible book value per share is a non-GAAP financial measure. It excludes goodwill and other intangible assets from the calculation of book value per share.